Exhibit 99.2

Press Release	Source: Avatar Systems, Inc.

Avatar Systems, Inc. Moves Corporate Offices to Hall Office Park in Frisco, Texas
Wednesday December 28, 12:10 pm ET

FRISCO, Texas, Dec. 28 /PRNewswire-FirstCall/ -- Avatar Systems, Inc. (OTC Bulletin Board: AVSY - News) announced the completion of the recent move of its corporate headquarters to 2801 Network Blvd, Suite 210, Frisco, Texas 75034. The company anticipates that the move to the Hall Office Park will enable it to continue its growth into the future.

Chuck Shreve, President and CEO of Avatar commented, “The Hall Office Park is the perfect location for a software company like Avatar which has allowed us to significantly improve our data center. The new Avatar Data Center includes equipment allowing for a controlled environment including both temperature and humidity control. It also includes redundant power, better cable management, redundant firewall protection for multiple networks, expansion for up to 350 ASP servers, a new IBM iSeries server for Avatar rapid product and a host of dedicated high end Dell rack mounted servers for the Petroware 2000 ASP product line. The company has also included servers to provide the new reseller product iSynergy over the web as another ASP offering. Avatar is expanding its product line to include hosted data recovery, co-locations services, data backup services and application hosting. The campus environment and convenient location should enable us to grow and continue to attract and retain quality employees.”

Avatar Systems, Inc. is based in Frisco, Texas. The company provides enterprise resource solutions for companies engaged in the petroleum exploration and production industry as well as Document Management Imaging Solutions for all vertical markets. Avatar has a growing customer base on its Petroware(TM) products, customers utilizing the Company’s Avatar400(TM) IBM AS400 product, and subscribers utilizing its ASP services.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward- looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.

Source: Avatar Systems, Inc.